                                                                  Exhibit (a)(9)

                               MANOR CARE, INC.
                             11555 DARNESTOWN ROAD
                         GAITHERSBURG, MARYLAND 20878

                                                                 April 24, 1997

    Re: Vitalink Pharmacy Services, Inc. 1995 Employee Stock Purchase Plan

Dear Plan Participant:

  We have been advised that you are a participant in the Vitalink Pharmacy Services, Inc. 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Manor Care, Inc. ("Manor Care") is making an offer (the "Offer") to purchase up to 1,500,000 shares of common stock, par value $.01 per share (the "Shares"), of Vitalink Pharmacy Services, Inc., at a purchase price of $20.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 24, 1997 ("Offer to Purchase"), and the related Letter of Transmittal (which, together constitute the "Offer"). You have the right to tender Shares credited to your individual account under the Stock Purchase Plan in the Offer. In order to tender in the Offer you must complete the instruction form attached to the enclosed letter from ChaseMellon Shareholder Services, L.L.C. (the "Plan Administrator"). The Plan Administrator requires that you return the instruction form to the Plan Administrator prior to 5:00 p.m. New York City time on Tuesday, May 20, 1997.

  Shares for which the Plan Administrator has not received timely instructions from participants may not be tendered. Each participant may direct that all, some, or none of the Shares credited to the participant's account under the Stock Purchase Plan be tendered, subject to the terms and conditions set forth in the Stock Purchase Plan. Pursuant to the Stock Purchase Plan, you may not tender less than fifty (50) Shares of the Shares credited to your account. Participants in the Stock Purchase Plan are urged to read the enclosed Offer to Purchase and Letter of Transmittal carefully.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The tender of Shares held in the Stock Purchase Plan may have significant tax consequences to you. Generally, a recipient of stock acquired through the Stock Purchase Plan would not recognize taxable income until such recipient disposes of the stock. If certain minimum holding period requirements were satisfied, upon disposition of stock acquired through the Stock Purchase Plan, the lesser of (i) the excess of the fair market value of the stock on the date of purchase over the price paid and (ii) the excess of the fair market value of the stock at the time of disposition over the price paid, would be taxable to a recipient as ordinary compensation income, and any additional gain would be taxable to such recipient as long-term capital gain. Such minimum holding periods would not be satisfied with respect to a stockholder who receives cash for Shares pursuant to the Offer. Thus, such a stockholder will recognize ordinary compensation income in the amount of the excess of the fair market value of the stock on the date of purchase over the price paid. Any additional gain will be taxable to such recipient as capital gain; such capital gain will be long-term capital gain if such stockholder's holding period for such Shares exceeds one year; otherwise such capital gain will be short-term capital gain.

  THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY, AND EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

  The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on May 21, 1997, unless the Offer is extended. ACCORDINGLY, IN ORDER FOR CHASEMELLON SHAREHOLDER SERVICES, AS ADMINISTRATOR OF THE STOCK PURCHASE PLAN, TO MAKE A

TIMELY TENDER OF THE SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE STOCK PURCHASE PLAN, CHASEMELLON SHAREHOLDER SERVICES REQUIRES THAT YOU PROPERLY COMPLETE AND RETURN THE INSTRUCTION FORM IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY CHASEMELLON SHAREHOLDER SERVICES NOT LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 20, 1997, UNLESS THE OFFER IS EXTENDED. If ChaseMellon Shareholder Services does not receive a properly completed, signed original Instruction Form from you by such deadline, ChaseMellon Shareholder Services may NOT tender any of your Stock Purchase Plan Shares.

  If you should have any questions regarding your Stock Purchase Plan Shares, please call ChaseMellon Shareholder Services at (800) 230-3120.

                                          Sincerely,

                                          Manor Care, Inc.

                                       2